Exhibit 10.1

The CIT Group/Business Credit, Inc. 11 West 42nd Street New York, New York 10036

July 18, 2012

Senior Revolving DIP Facility

Commitment Letter

CONFIDENTIAL

Broadview Networks Holdings, Inc.

Broadview Networks, Inc.

Broadview Networks of Massachusetts, Inc.

Broadview Networks of Virginia, Inc.

Bridgecom International, Inc.

800 Westchester Avenue

5th Floor – Suite N501

Rye Brook, New York 10573

Attention: Corey Rinker, Chief Financial Officer

Ladies and Gentlemen:

Broadview Networks Holdings. Inc. for itself and on behalf of its affiliates, Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc. and Bridgecom International, Inc. (collectively the “Borrower”; sometimes referred to herein as “you”) has advised The CIT Group/Business Credit, Inc. (“CITBC”); sometimes referred to herein as “we” or “us”) that it intends to file a voluntary Chapter 11 petitions under the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York on or around August 24, 2012 in connection with the proposed restructuring of certain outstanding 1 1.375% Senior Secured Notes issued by Borrower, due September 1, 2012 (the “Senior Secured Notes”) (the “Transaction”).

1.	Commitments.

The Borrower has requested that CITBC commit to provide a senior secured revolving credit facility to the Borrower as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”) in an aggregate principal amount of up to $25,000,000, comprised of a dollar-for-dollar roll up and refinancing in full of the Pre-Petition Facility Amount (defined below), plus new money revolving loans equal to the difference between $25,000,000 (subject to availability under applicable borrowing base formulae described in the DIP Term Sheet) and the Pre-Petition Facility Amount (the “Senior Revolving DIP Facility”).

The Senior Revolving DIP Facility and the proceeds of loans advanced thereunder are to be used (i) to roll up on a dollar for dollar basis and pay in full the Pre-Petition Facility Amount (defined below), (ii) to fund ongoing working capital requirements during the pendency of the Chapter 11 Cases, (iii) to pay for court approved fees and expenses associated with the Transaction and the Chapter 11 Cases, and (iv) for general corporate purposes.

For purposes of this Commitment Letter, the “Pre-Petition Facility Amount” shall mean the aggregate Obligations of the Borrower to CITBC immediately prior to the commencement of the Chapter 11 Cases under Borrower’s existing credit facility with CITBC (the “Existing Facility”), as memorialized by (and as defined in) that certain Credit Agreement between the Borrower, certain guarantors, and CITBC, with CITBC as Administrative Agent and as a lender, together with the other lenders party thereto, dated August 23, 2006, as amended (the “Existing Credit Agreement”).

Based upon and subject to the terms and conditions set forth in this commitment letter (the “Commitment Letter”) and the Summary Terms and Conditions relating to the Senior Revolving DIP Facility attached hereto as Exhibit A (the “DIP Term Sheet”; and together with the Commitment Letter, the “Commitment), CITBC is pleased to advise you of its commitment to provide the Senior Revolving DIP Facility, and its agreement to act as the administrative agent in respect thereof. You agree that no other agents or arrangers will be appointed, and no other titles or compensation will be awarded or paid, on account of the Senior Revolving DIP Facility, unless approved by CITBC.

In consideration of the commitments and agreements of the DIP Agent hereunder, you agree to pay the fees described in the DIP Term Sheet, including, without limitation, the Commitment Fee, each of which shall be paid and fully earned as and when set forth in the attached DIP Term Sheet.

2.	Conditions.

The Commitment does not set forth all of the terms, conditions, covenants, representations, warranties and other provisions which would be contained in the final financing agreements and related documentation of the proposed financing (which are, collectively, referred to herein as the “Loan Documentation”); rather, it only summarizes the major points of understanding which will be the basis for such Loan Documentation, which will be drafted by, and will be in form and substance satisfactory to, the DIP Agent, substantially consistent with the Existing Credit Agreement (as modified by the DIP Term Sheet and as deemed usual, customary, necessary and/or advisable in light of the proposed filing of the Chapter 11 Cases) and debtor-in-possession financing transactions of this kind, subject, however, to the second sentence in the italicized preliminary statement set forth in the forepart of the DIP Term Sheet. All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the DIP Term Sheet.

The Commitment is issued by CITBC based upon the financial and other information regarding the Borrower and its affiliates and the Transaction previously provided to the CITBC. Accordingly, the Commitment and the structure and terms of the Senior Revolving DIP Facility set forth in the DIP Term Sheet are subject to the fulfillment to the satisfaction of CITBC of the following conditions (in addition to those set forth in the DIP Term Sheet): there shall not have

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occurred after the date hereof any event, development or circumstance, other than (A) the commencement of the Chapter 11 Cases, and (B) any other event that preceded the commencement of the Chapter 11 Cases and which was known to CITBC prior to the date of this Commitment Letter, which has had or could reasonably be expected to have a material adverse effect on (a) the business or condition of the Borrower and its subsidiaries, taken as a whole or (b) the likelihood that during the pendency of the Chapter 11 Cases, the Borrower would be able to operate within a 25% adverse variance of each of the Total Cash Receipts (defined below) and the Total Cash Disbursements (defined below) for the 13-week period commencing on the date of commencement of the Chapter 11 Cases, each taken individually, on a cumulative basis for the applicable period, as set forth in the weekly cash flow projections attached as Exhibit B to this Commitment Letter (the “Approved Budget”). For purposes of this Commitment, (i) “Total Cash Receipts” shall mean and refer to the line item set forth in the Approved Budget, the Updated Budget (as defined in the DIP Term Sheet) or any further rolling update of such budget from the date hereof through the pendency of the Chapter 11 Cases, entitled “Total cash receipts”, and (ii) “Total Cash Disbursements” shall mean and refer to the sum of the following line items set forth in the Approved Budget, the Updated Budget or any further rolling update of such budget from the date hereof through the pendency of the Chapter 11 Cases: (a) “Total cash disbursements”, plus (b) “Interest, debt, cap leases”, plus (c) “Nonrecurring items (in) out”. Borrower will not modify any of the line item headings or general format set forth in any update of the Approved Budget, including the Updated Budget, or in any further rolling update of such budget from the date hereof through the pendency of the Chapter 11 Cases without the prior written consent of CITBC.

3.	Information.

You hereby represent and covenant that (i) all information (other than projections, other forward looking information, or information of a general or industry specific nature), which has been or is hereafter made available to the DIP Agent by or on behalf of the Borrower, any of its subsidiaries or affiliates or its representatives in connection with the transactions contemplated hereby (“Information”) when taken as a whole, is or, when furnished, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, giving effect to all written supplements and updates provided thereto, to the extent so provided not less than two business days prior to the closing of the transactions contemplated by this Commitment and (ii) the projections that have been or will be made available to the DIP Agent have been and will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time made available to the DIP Agent (it being understood that such projections are subject to uncertainties and no assurance can be given that they will be realized). You hereby agree to supplement the Information and the projections from time to time and to promptly advise us of all developments materially affecting Borrower, any of its subsidiaries or affiliates or the transactions contemplated hereby until the closing date of the Senior Revolving DIP, so that the representation and warranty in the preceding sentence is correct on the closing date of the Senior Revolving DIP Facility. In structuring and entering into the Senior Revolving DIP Facility, the DIP Agent will be using and relying on the Information and the projections without independent verification thereof.

4.	Indemnity and Expenses.

Borrower agrees (a) to indemnify and hold harmless CITBC and any other lenders party to the financing agreements contemplated hereunder from time to time and their respective affiliates and

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controlling persons and the respective officers, directors, employees, agents, attorneys, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the DIP Term Sheet), the Transaction, the Senior Revolving DIP Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person, (ii) arising out of a breach in bad faith by any Indemnified Person or its affiliates under this Commitment Letter or the Senior Revolving DIP Facility found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person, and (iii) in connection with any claim, investigation or other proceeding between or among Indemnified Persons, and (b) to reimburse each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to appraisal, consulting and auditing fees, and reasonable fees, out-of-pocket disbursements and other charges of counsel to the DIP Agent), in each case incurred in connection with the Senior Revolving DIP Facility and the preparation of this Commitment Letter, the Loan Documentation and any security arrangements in connection therewith and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver thereof), whether or not the closing date occurs for the Senior Revolving DIP Facility or any Loan Documentation is executed and delivered or any extensions of credit are made thereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Senior Revolving DIP Facility. The foregoing, and similar language set forth in the DIP Term Sheet is not intended to and shall not narrow the breadth and scope of provisions set forth in the Existing Credit Agreement relating to indemnification and expense reimbursement of the agent and lenders thereunder, or as may be set forth in the Senior Revolving DIP Facility.

5.	Commitment Fee.

To induce CITBC to execute and deliver the Commitment Letter, you hereby agree to pay a commitment fee in an amount equal to 0.5% of the aggregate committed amount of the Senior Revolving DIP Facility (the “Commitment Fee”), which Commitment Fee is fully earned and payable upon your execution and delivery of this Commitment Letter and once paid shall be non-refundable.

6.	Other Services.

You acknowledge that CITBC and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither

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CITBC nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither CITBC nor any of its affiliates will furnish any such information to other persons. You also acknowledge that neither CITBC nor any of its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You hereby agree that, on or after the closing of the Senior Revolving DIP Facility, CITBC or any of its affiliates may, (subject to providing you with a copy thereof at least one business day prior to publication and an opportunity to comment thereon) place “tombstone” advertisements (which may include any of Borrower’s or its affiliates’ trade names or corporate logos and a brief description of the Senior Revolving DIP Facility and the Transaction) in publications or other media of their choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to the Borrower’s corporate website) at CITBC’s own expense. In addition, CITBC may disclose the information about the Senior Revolving DIP Facility and the Transaction to market data collectors and similar service providers to the financing community.

7.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the DIP Term Sheet, nor any of their respective terms or the substance thereof shall be disclosed by you, directly or indirectly, to any other person except (a) the trustee under the indenture for the Senior Secured Notes (the “Trustee”), the underwriter and trustee for any proposed senior secured notes intended to be issued in exchange for the Senior Secured Notes (“New Senior Secured Notes”) (and as required in disclosure associated with the sale of such New Senior Secured Notes) (the “Underwriter”) and the trustee under the indenture for the New Senior Secured Notes (the “New Trustee”), and your, the Underwriter’s, the Trustee’s, and the New Trustee’s respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, provided, however, that such permitted disclosures shall be made only on the condition that such matters may not, except as required by law, be further disclosed, (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (c) the Borrower may file this Commitment Letter and the DIP Term Sheet with the Bankruptcy Court, and (d) all noteholders, their investment advisors and managers and each of their respective officers, directors, employees, attorneys, accountants and advisors. None of this Commitment Letter, the DIP Term Sheet, nor any of their respective terms or the substance thereof shall be disclosed directly or indirectly to any other potential source of financing (excluding the parties enumerated in clause (d) of the preceding sentence) without the prior written consent of CITBC. No person, other than the parties hereto, is entitled to rely upon this Commitment Letter or any of its contents or have any beneficial or legal right, remedy, or claim hereunder. No person (other than CITBC) shall, except as required by law, or as permitted herein, use the name of, or refer to, CITBC, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Senior Revolving DIP Facility without the prior written consent of CITBC.

8.	Survival.

The compensation, reimbursement, expense, indemnification, confidentiality, governing law, forum and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of CITBC.

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9.	Assignments; Amendments; Governing Law, Etc.

The Commitment shall not be assignable by you without the prior written consent of CITBC. The Commitment is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and you agree that it does not create a fiduciary relationship among the parties hereto. CITBC may assign its commitments hereunder to any of its affiliates or with your consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any DIP Lender. Any such assignment to an affiliate will not relieve CITBC from any of its obligations hereunder unless and until such affiliate shall have executed the Loan Documentation evidencing its agreement to fund the commitment so assigned and shall have funded such commitment. Any assignment to a DIP Lender shall release CITBC from the portion of its commitments hereunder so assigned; provided that in the event such DIP Lender does not fund such assigned commitments, CITBC shall fund such amount; provided however that this provision will automatically terminate and be of no further force or effect upon the initial advance of the DIP Lenders under the Senior Revolving DIP Facility. Any and all obligations of, and services to be provided by, CITBC hereunder (including, without limitation, the Commitment) may be performed and any and all rights of the DIP Agent hereunder may be exercised by or through any of its affiliates or branches. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, IF APPLICABLE, THE BANKRUPTCY CODE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Commitment Letter, together with the DIP Term Sheet, embodies the entire understanding among the parties hereto relating to the matters discussed herein and therein and supersedes all prior discussions, negotiations, proposals, agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof. No course of prior conduct or dealings between or among the parties hereto, no usage of trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. Any modification or waiver of the Commitment or the terms hereof must be in writing, must be stated to be such and must be signed by an authorized representative of each party hereto.

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10.	Patriot Act.

CITBC hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, and each Guarantor (as defined in the DIP Term Sheet) which information includes names and addresses and other information that will allow CITBC to identify the Borrower and each Guarantor in accordance with the Patriot Act.

11.	Acceptance of Commitment; Termination.

If you wish to accept the Commitment, please return executed counterparts of this Commitment Letter, together with full payment of the Commitment Fee, to CITBC, on or before 5:00 p.m., New York City time, on July 18, 2012, otherwise, the offer set forth herein shall automatically terminate on such date and time and be of no further force or effect. In the event that (i) the Chapter 11 Cases are not commenced on or before September 5, 2012 or (ii) the initial borrowing in respect of the Senior Revolving DIP Facility does not occur on or before the fourth business day following the commencement of the Chapter 11 Cases (“DIP Commitment Expiration Date”), then this Commitment Letter and the commitment and undertakings of CITBC hereunder shall automatically terminate unless CITBC shall, in its discretion, agree to an extension. Before such date, CITBC may terminate its obligations under this Commitment Letter as contemplated by Section 2 of this Commitment Letter and as otherwise expressly provided in this Commitment.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

[signature page follows]

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This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart of this Commitment Letter.

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC.

By:

	Name:	Donna H. Evans
	Title:	Director

ADDITIONAL SIGNATURES ON FOLLOWING PAGE

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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The Foregoing Is Hereby Accepted And Agreed To In All Respects By The Undersigned for itself and on behalf of its subsidiaries, this 18th day of July, 2012:

BROADVIEW NETWORKS HOLDINGS, INC.

By:

	Name:	[ILLEGIBLE]
	Title	[ILLEGIBLE]

BROADVIEW NETWORKS, INC.

By:

	Name:	[ILLEGIBLE]
	Title	[ILLEGIBLE]

BROADVIEW NETWORKS OF MASSACHUSETTS, INC.

By:

	Name:	[ILLEGIBLE]
	Title	[ILLEGIBLE]

BROADVIEW NETWORKS OF VIRGINIA, INC.

By:

	Name:	[ILLEGIBLE]
	Title	[ILLEGIBLE]

BRIDGECOM INTERNATIONAL, INC.

By:

	Name:	[ILLEGIBLE]
	Title	[ILLEGIBLE]

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Exhibit A

Senior Revolving Debtor-in-Possession Credit Facility

Summary of Indicative Terms and Conditions

DIP TERM SHEET

BROADVIEW NETWORKS HOLDINGS, INC.

(and its Subsidiaries)

July 18, 2012

The Summary Terms and Conditions outlined below is the DIP Term Sheet referred to in the Commitment Letter dated July 18, 2012  from the DIP Agent to Broadview Networks Holdings, Inc., for itself and its subsidiaries (the “Commitment Letter”). In all cases herein, references to provisions being consistent with or substantially similar to the Existing Facility, refer to the revolving credit  facility and related Credit Agreement dated August 23, 2006 among Borrower, Guarantors and CITBC as DIP Agent and as a lender, as amended (the “Existing Credit Agreement “), but are nevertheless subject to reasonable modification based upon material changes in facts and circumstances determined through due diligence and/or as a result of information provided by the Borrower or independently obtained or developed by CITBC, as well as the contemplated filing of the Chapter 11 Cases; provided that such modifications will not change the borrowing base provisions referenced in the section of this Term Sheet under the heading “Borrowing Base” other than to the extent contemplated by this Term Sheet, add financial covenants, modify the financial covenant specifically included in this Term Sheet, add any budget compliance covenant, modify existing events of default (other than as contemplated by this Term Sheet and customary modifications typical for debtor-in-possession financings of this type), or require entry into hedging obligations. All terms used in this Term Sheet and not otherwise defined herein shall have the meaning ascribed to them in the Commitment Letter.

Borrower:	Broadview Networks Holdings, Inc. (“Broadview”), Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc. and Bridgecom International, Inc. (collectively, the “Borrower”), as debtors and debtors-in-possession under the Bankruptcy Code.

Guarantors:	All direct and indirect domestic subsidiaries of the Borrower that are required to be guarantors under the Existing Facility (each, a “Guarantor” and, collectively, the “Guarantors”).

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Administrative Agent:	The CIT Group/Business Credit. Inc. or an affiliate thereof (“CITBC” and. in such capacity, the “DIP Agent”).

DIP Lenders:	CITBC or in its discretion, a syndicate of financial institutions (including CITBC, and/or an affiliate thereof) reasonably acceptable to CITBC and the Borrower, with the Borrower’s acknowledgment as to acceptability of other financial institutions not to be unreasonably withheld, conditioned or delayed (the “DIP Lenders”) (it being understood that no DIP Lender shall be a “Competitor” as such term is defined in the Existing Credit Agreement).

Senior Revolving Credit Facility:	$25,000,000 senior secured revolving credit facility, or such lesser amount as may be authorized pursuant to the Interim Financing Order (as defined below) or Permanent Financing Order (as defined below), or any other order of the United States Bankruptcy Court having exclusive jurisdiction over the Chapter 11 Cases of the Borrower (the “Bankruptcy Court”), including a sub-limit for swingline loans and the issuance of letters of credit (amount, terms and conditions to be substantially similar to the Existing Facility, except that any letters of credit shall be at the discretion of DIP Agent and if issued, shall be collateralized by cash deposits with DIP Agent in an amount not to exceed 105% of the face amount of such letters of credit) (the “Senior Revolving DIP Facility”).

Closing Date:	The date on which the initial funding of the Senior Revolving DIP Facility occurs pursuant to the Interim Financing Order (the “DIP Closing Date”), which shall be not later than the fourth business day following the commencement of the Chapter 11 Cases.

Borrowing Base:	All advances under the Senior Revolving DIP Facility will be subject to a borrowing base formula substantially similar to the Existing Facility, which will be comprised of corporate, trade accounts receivable, subject to eligibility criteria substantially similar to the Existing Facility. DIP Agent shall have the ability to impose additional eligibility criteria with respect to accounts receivable and/or impose additional reserves (including, without limitation, any reserves deemed necessary by the DIP Lenders and DIP Agent in connection with the Carve Out (as defined below) or other administrative or other claims and expenses arising under or related to the Borrowers’ bankruptcy proceedings as well as reserves for any taxes or other liens or claims which may be, under applicable law, senior in priority to the liens securing the Senior Revolving DIP Facility against the Borrowing Base) in its commercially reasonable discretion consistent with the Existing Facility and consistent with prior practice and market practice applicable to debtor-in-possession facilities generally. The Senior Note Refinancing Reserve (under and as defined in the Existing Credit Agreement) will not be included in the Senior Revolving DIP Facility. Such requirement contemplates that all of the Borrower’s post-petition debts, obligations and payables are then current in accordance with its usual business practices.

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Interest Rates:	As provided in the Existing Facility, LIBOR Rate plus 3.25% with respect to LIBOR Rate Loans and Base Rate plus 2.25% with respect to Base Rate Loans (as such terms are defined in the Existing Credit Agreement). Additional interest arising upon the occurrence of an Event of Default will be substantially as provided in Section 4.1(c) of the Existing Credit Agreement.

Maturity:	The earliest of (a) the six (6) month anniversary of the DIP Closing Date under the Interim Financing Order; (b) pursuant to and on the basis provided in a plan of reorganization of the Borrower acceptable to the DIP Agent and the DIP Lenders (the “Plan”) (it being acknowledged that the plan of reorganization attached as Exhibit C to the Commitment Letter, as modified with the blacklined changes and bracketed points to be addressed as indicated, is acceptable to the DIP Agent and the DIP Lenders, or (c) the last termination date set forth in the Interim Financing Order, or, as applicable, the Permanent Financing Order (the “DIP Facility Maturity Date”).

Availability:	Amounts available under the Senior Revolving DIP Facility may be borrowed, repaid and re-borrowed from the DIP Closing Date until five business days before the DIP Facility Maturity Date.

Fees:	Commitment Fee: 0.5% of the aggregate principal amount of the Senior Revolving DIP Facility (the “Commitment Fee”), all of which is fully earned and payable to the DIP Agent upon issuance of the Commitment Letter and once paid shall be non-refundable.

DIP Agent Fee: $25,000 fee fully earned and payable to the DIP Agent on the DIP Closing Date.

Unused Line Fee: As provided in the Existing Credit Agreement.

L/C Fees and Costs: As provided in the Existing Credit Agreement.

Purpose	The Senior Revolving DIP Facility will be used by the Borrower to roll up on a dollar-for-dollar basis and pay in full the Pre-Petition Facility Amount (defined below); (ii) to fund ongoing working capital requirements during the pendency of the Chapter 11 Cases; (iii) to pay for court approved fees and expenses associated with the Transaction and the Chapter 11 Cases; and (iv) for general corporate purposes. The “Pre-Petition Facility Amount” shall mean the aggregate outstanding Obligations of the Borrower to CITBC immediately prior to the commencement of the Chapter 11 Cases under (and as defined in) the Existing Credit Agreement.

Collateral:	The Senior Revolving DIP Facility (including any obligations under hedging arrangements provided by the DIP Lenders or the DIP Agent) will be secured by (a) a first priority superpriority administrative claim and expense under the Bankruptcy Code Section 364(c)(1) as well as a first priority lien on all claims and, after the entry of the Permanent

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Financing Order the proceeds of Chapter 5 avoidance actions under the Bankruptcy Code, and (b) pursuant to Sections 364 (c) and (d) of the Bankruptcy Code, as applicable, (i) first priority perfected security interests in and liens upon all collateral securing the obligations under the Existing Facility if such collateral is secured (or intended to be secured) by first priority security interests and liens under the Existing Facility, and (ii) second priority perfected security interests in and liens upon all collateral securing obligations under the Existing Facility if such collateral is secured (or intended to be secured) by second priority liens under the Existing Facility. Excluded Collateral will be defined substantially as set forth in the Existing Credit Agreement. The foregoing security shall secure the Senior Revolving DIP Facility as well as all indebtedness and obligations owing to CITBC under the Existing Credit Agreement, except for indebtedness paid pursuant to the Senior Revolving DIP Facility in the “roll up” of the Borrower’s pre-petition obligations to CITBC .

For purposes of the Senior Revolving DIP Facility, the security interests of the DIP Agent granted under the Senior Revolving DIP Facility will be subject to, in each case, the following (collectively, the “Carve-Out”): (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee for the Southern District of New York pursuant to Section 1930(a) of title 28 of the United States Code, (b) fees and disbursements incurred by a chapter 7 trustee (if any) under section 726(b) of the Bankruptcy Code in an amount not to exceed $75,000, (c) allowed unpaid fees and expenses of professionals retained by the Borrower and the Guarantors or by the official committee of unsecured creditors appointed in the Chapter 11 Cases, subject to customary restrictions set forth in the Interim Financing Order and Final Financing Order, in an amount not to exceed $2,000,000. Any payments of the allowed professional fees or other items set forth in sections (a) through (c), above which are incurred after an event of default under the Senior Revolving DIP Facility, shall permanently reduce the amount of the Carve-Out by the amount of any such payment on a dollar for dollar basis.

CERTAIN CONDITIONS

Conditions Precedent:	Closing and the initial funding under the Senior Revolving DIP Facility will be subject to the satisfaction of all usual and customary conditions precedent deemed reasonably necessary or appropriate by DIP Agent and DIP Lenders, including but not limited to:

1. Execution and delivery of the Loan Documentation consistent with the DIP Term Sheet;

2.      DIP Agent and DIP Lenders shall have received, at least two but not more than five business days prior to the DIP Closing Date, Borrower’s most up-to-date 13-week cash flow forecast (for the period commencing on the date of commencement of the Chapter 11 Cases) for the Borrower and its subsidiaries (the “Updated

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Budget”), and to the extent that each of the Total Cash Receipts and the Total Cash Disbursements for the 13-week period commencing on the date of commencement of the Chapter 11 Cases, each taken individually on a cumulative basis, as set forth in such Updated Budget varies adversely by more than 25% from the Total Cash Receipts and the Total Cash Disbursements each taken individually on a cumulative basis and for the same time period, as set forth in the Approved Budget, then in such event, such Updated Budget must be satisfactory to DIP Agent and DIP Lenders. In any event, such Updated Budget must be approved by the Bankruptcy Court;

3.      The Borrower and its subsidiaries shall have no pre-petition debt that will survive the closing of the Senior Revolving DIP Facility other than (i) the Pre-Petition Facility Amount, to the extent not rolled up into the Senior Revolving DIP Facility, (ii) the Senior Secured Notes and (iii) other scheduled debt, which may include certain capital leases and other customary obligations, existing on the DIP Closing Date;

4.      DIP Agent and DIP Lenders shall have received and be reasonably satisfied with evidence that the Borrower’s insurance policies, are in full force and effect, consistent with historical norms under the Existing Credit Agreement;

5.      Evidence of a valid and perfected first and second priority security interest in the Collateral, as described in the Collateral section noted above, which shall be set forth in the Interim Financing Order,

6. DIP Agent and DIP Lenders shall have received all fees, costs and expenses due and payable to it on or prior to the DIP Closing Date;

7.      DIP Agent and DIP Lenders shall be reasonably satisfied that the conditions precedent to DIP Agent’s and DIP Lenders’ Commitment, as set forth in the second paragraph of Section 2 of the Commitment Letter have been met;

8. DIP Agent shall have received such legal opinions, officer certificates and other documents and instruments as are customary for transactions of this type or as it may reasonably request;

9.      Receipt of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and OFAC, provided that any such request is made at least five (5) business days prior to the DIP Closing Date;

10.    The Borrower shall have complied in full with the notice and other requirements of the Bankruptcy Code in a manner reasonably acceptable to DIP Agent, and an interim financing order in form and substance satisfactory to the DIP Agent in its reasonable discretion shall have been entered by the Bankruptcy Court including, without limitation, authorizing the secured financing under the Senior Revolving DIP Facility on the terms and conditions contemplated by this Commitment Letter and DIP Term Sheet, providing for full and

14

complete reaffirmations of all Obligations owing under (and as defined in) the Existing Credit Agreement, releasing all claims of the Borrower against CITBC and all lenders under or with respect to the Existing Credit Agreement and the Existing Facility, subject to the expiration of a customary challenge period, modifying the automatic stay, waiving claims under Sections 506(c) and 552 (b) of the Bankruptcy Code, authorizing and granting the security interests and liens described above, and granting a super-priority administrative expense claim to DIP Agent with respect to all obligations to us, subject to no priority claim or administrative expenses of the Chapter 11 Cases of the Borrower or any other entity, that any future proceeding which may develop out of any such cases, including liquidation in bankruptcy. The interim financing order shall authorize financing under the Senior Revolving DIP Facility for the Borrower in an amount not to exceed the amount provided for herein without the consent of the DIP Agent in its sole discretion, shall attach as an Exhibit the form of the Permanent Financing Order (as defined below) and shall contain such other terms and provisions as DIP Agent shall require in its reasonable discretion (the “Interim Financing Order”). The Interim Financing Order shall be entered not later than three business days after the filing of the Chapter 11 Cases;

11.    The DIP Agent shall have received a substantially final draft of the proposed confirmation order and plan of reorganization (collectively, the “Plan Documents”) of the Borrower, the terms and conditions of which shall be reasonably acceptable to the DIP Agent and the DIP Lenders, including, without limitation, provisions providing for the repayment in full of the Senior Revolving DIP Facility (and to the extent not “rolled up” into the Senior Revolving DIP Facility, the Pre-Petition Facility Amount), and, notwithstanding any provision of the Bankruptcy Code, including, without limitation, Section 1141 thereof to the contrary, the continued existence and enforceability of such Senior Revolving DIP Facility (and to the extent not “rolled up” into the Senior Revolving DIP Facility, the Pre-Petition Facility Amount) as well as DIP Agent’s liens in the priority stated above, on the Collateral and all other security for the foregoing, until such indefeasible payment in full, and the provision of full releases in favor of the DIP Agent and DIP Lenders under the Senior Revolving DIP Facility and CITBC as administrative agent and as a lender under the Existing Facility (it being acknowledged that the plan of reorganization attached as Exhibit “C” to the Commitment Letter, as modified with the blacklined changes and bracketed points to be addressed as indicated, is acceptable to the DIP Agent and the DIP Lenders); and

12.    All pleadings, and other documents to be filed with and submitted to the Bankruptcy Court prior to the DIP Closing Date in connection with the Senior Revolving DIP Facility (including, without limitation, the Interim Financing Order and the anticipated form of Permanent Financing Order) as well as all “first day” pleadings and other documents shall be in form and substance reasonably satisfactory to the DIP Agent and the DIP Lenders.

15

Conditions to Extensions of Credit:	The making of each extension of credit shall be conditioned upon (i) the accuracy in all material respects of all representations and warranties contained in the DIP Loan Documentation (including, without limitation, the material adverse change and litigation representations), (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (iii) availability under the Borrowing Base.

Permanent Financing Order:

The Bankruptcy Court shall on or before the twenty-sixth (26th) calendar day following the date of filing of the Chapter 11 Cases, have entered a permanent and final financing order authorizing the secured financing under the Senior Revolving DIP Facility on the terms and conditions contemplated by this letter and the Loan Documentation, granting to DIP Agent the security interests and liens and super-priority administrative expense claim status described above, modifying the automatic stay and containing such other provisions required by us in our reasonable discretion including, without limitation, those set forth in paragraph 10 of Conditions Precedent, above, with respect to the Interim Financing Order. The DIP Agent and the DIP Lenders shall not provide any loans other than those authorized under the Interim Financing Order unless, on or before the fortieth (40th) calendar day following the date of the filing of the Chapter 11 Cases, such permanent and final financing order shall have been entered, there shall be no appeal or other contest with respect to either of such orders and the time to appeal or contest such orders shall have expired, and such order shall have otherwise become a final order (the “Permanent Financing Order”);

CERTAIN DOCUMENTATION MATTERS

Loan Documentation:	The Senior Revolving DIP Facility will be subject to the terms and conditions set forth in a definitive credit agreement, related security agreement(s), guarantees, pledge agreements, assignment agreements and other instruments and documents, all of which will be acceptable to DIP Agent, the DIP Lenders and their legal counsel (collectively, the “Loan Documentation”); provided that the Loan Documentation shall not include mortgages or warehousemen, bailee or landlord consents and waivers, and deposit account control agreements, to the extent DIP Lenders and their counsel have determined that the rights and liens afforded thereby are adequately provided for the benefit of the DIP Lenders in the Interim Finning Order and the Permanent Financing Order. Ancillary agreements, documents, instruments, financing statements, evidences of corporate authority, opinions of counsel and other documents deemed necessary or appropriate by CITBC and its

16

counsel to confirm and effectuate the Senior Revolving DIP Facility and first or second priority liens on the collateral, substantially similar to those executed and delivered in connection with the Existing Facility, as modified pursuant to this DIP Term Sheet.

Representations and Warranties:	The Senior Revolving DIP Facility will contain such representations and warranties by the Borrower consistent with the Existing Facility (with modifications typical for debtor-in-possession facilities of this type), and such other representations and warranties as the DIP Agent may, in its reasonable discretion, deem to be usual, customary, necessary and/or advisable in light of the Borrower’s filing of the Chapter 11 Cases.

Reporting:	The Borrower will provide the DIP Agent and DIP Lenders with periodic financial reporting, including, without limitation: weekly thirteen (13) week cash flow forecasts; audited annual financial statements; unaudited quarterly and monthly financial statements; annual financial projections; compliance certificates; notice of material events; collateral reporting; periodic borrowing base certificates; receivables and payables against aging reports and such other information reasonably requested by DIP Agent or any DIP Lender. Borrower will be required to reimburse DIP Agent for not more than one field audit during the anticipated six-month pendency of the Chapter 11 Cases, so long as no default or event of default has occurred under the Senior Revolving DIP Facility.

Covenants:	The Senior Revolving DIP Facility will contain such affirmative and negative covenants (other than financial covenants to the extent not expressly provided herein) consistent with those set forth in the Existing Facility (with modifications typical for debtor-in-possession facilities of this type) and such other covenants as the DIP Agent may, in its reasonable discretion, deem to be usual, customary, necessary and/or advisable in light of the Borrower’s filing of the Chapter 11 Cases.

Financial Covenants:	The Senior Revolving DIP Facility will require that the Borrower at all times maintain Liquidity (defined below) of not less than $12,500,000. For purposes of this covenant, “Liquidity” means as of any date of determination, the sum of (i) the amount that the Borrower is entitled to borrow under the Senior Revolving DIP Facility after giving effect to all outstanding obligations and reserves thereunder, plus (ii) the Borrower’s unimpaired cash on hand in deposit accounts, upon which the DIP Agent (for itself and as agent for the DIP Lenders) has a perfected first priority security interest.

Events of Default:	Events of defaults will include those consistent with the Existing Facility (with modifications or additions typical for debtor-in-possession financings of this type) and in addition will include (i) conversion of any of the Chapter 11 Cases to a Chapter 7 case, or the appointment of a trustee or an examiner with enlarged powers in any of the Chapter 11 Cases (ii) change in status of the current chief executive officer, except to the extent that a satisfactory replacement of such chief executive

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officer is obtained within thirty days after such change in status, (iii) the termination of the Restructuring Support Agreement, dated as of July 13, 2012, among the Borrower and certain holders of equity and certain holders of the Senior Secured Notes (the “RSA”), and (iv) such other events of default as the DIP Agent or it’s counsel may, in their sole discretion, deem to be usual, customary, necessary and/or advisable in light of the Borrower’s filing of the Chapter 11 Cases including (by way of one example only, and without limitation) the entry of an order reversing, vacating, staying or modifying either the Interim Financing Order or the Permanent Financing Order without the consent of the DIP Agent.

Cash Management:	Consistent with the Existing Facility.

Costs and Expenses:	The Borrower shall be responsible for the payment (whether or not the transaction contemplated hereby closes or is consummated) of all of the DIP Agent’s reasonable out of pocket costs, fees and expenses of documenting and closing the transaction contemplated hereby (including, without limitation, reasonable fees and reasonable out-of-pocket costs and expenses of outside legal counsel, travel, lodging, appraisal, consulting and auditing fees, and similar expenses) or otherwise paid or incurred by DIP Agent in connection with the preparation, negotiation, execution and closing of the Loan Documentation and the transaction contemplated hereby, the administration of the Senior Revolving DIP Facility, the creation or perfection of liens and security interests in connection therewith, and any amendment, modification or waiver in respect of the Loan Documentation. The Borrower shall also be responsible for all fees and expenses of DIP Agent and DIP Lenders incurred or in connection with enforcing rights, remedies and actions taken under the Senior Revolving DIP Facility.

Indemnification:	The Borrower shall indemnify and hold harmless DIP Agent and the DIP Lenders, and their respective affiliates and, in each case, such parties’ respective directors, officers, employees, agents, representatives and controlling persons (each being an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation, fees and expenses of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding (whether or not such Indemnified Party is a party thereto) or otherwise arising out of or relating to any of the transactions contemplated hereby, any commitment or similar letter issued in connection therewith, any of the DIP Loan Documentation, any of the transactions contemplated thereby, or any action or omission of any Indemnified Party or other matter or thing under or in connection with any of the foregoing, except (with respect to any Indemnified Party) (a) for any such claims, damages, liabilities or expenses resulting solely and directly from such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction

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in a final nonappealable order or judgment, and (b) claims, damages, liabilities or expenses arising out of a breach in bad faith by any Indemnified Party under this Commitment Letter or the Senior Revolving DIP Facility determined by a court of competent jurisdiction in a final nonappealable order or judgment to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Party, and (c) any claim, litigation, investigation or proceeding between or among Indemnified Parties.

Participation and Assignment:	The DIP Lenders shall be permitted to assign all or a portion of their loans and commitments in a manner consistent with the Existing Credit Agreement (including restrictions and participations to competitors consistent with and as defined in the Existing Credit Agreement).

Required DIP Lenders:	Consistent with the Existing Facility.

Amendments and Waivers:	Subject to approval of Required DIP Lenders party to the relevant DIP Loan Documentation, except that all affected DIP Lenders must consent to increases in commitment amounts, reductions in principal, interest and fees, extensions of maturities and release of substantially all of the guarantors and collateral.

Yield Protection:	The DIP Loan Documentation shall contain customary provisions (i) protecting the DIP Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding and other taxes and (ii) indemnifying DIP Lenders for “breakage costs” actually incurred in connection with, among other things, any prepayment or conversion of LIBOR loans on a day other than the last day of the interest period applicable thereto.

Governing Law and Jurisdiction:	State of New York and the Bankruptcy Code.

Waiver of Jury Trial:	Such waivers as are customary for financing transactions of the type contemplated hereby.

DIP Agent’s Counsel:	Stradley Ronon Stevens & Young, LLP

Borrower’s Counsel:	Willkie Farr & Gallagher LLP.

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EXHIBIT B

APPROVED BUDGET

20

EXHIBIT C

PLAN OF REORGANIZATION

21

DRAFT UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x

In re	:	Chapter 11
:
Broadview Networks Holdings, Inc., et al.	:	Case No. 12- ( )
:
Debtors.	:	(Jointly Administered)
x

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

BROADVIEW NETWORKS HOLDINGS, INC. AND ITS AFFILIATED DEBTORS

Dated:	New York, New York
July 13, 2012

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000

Proposed Counsel for Debtors and Debtors in Possession

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS AND INTERPRETATIONS		1

ARTICLE II METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS AND GENERAL PROVISIONS		14
2.1	General Rules of Classification.	14
2.2	Settlement.	~~12~~14
2.3	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.	14
2.4	Administrative, DIP Lender, Fee and Priority Tax Claims.	~~13~~15
2.5	Deadline for Filing Fee Claims.	~~13~~15
2.6	U.S. Trustee Fees.	15
2.7	Indenture Trustee Fees.	16

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS		~~14~~16

ARTICLE IV TREATMENT OF UNIMPAIRED CLASSES		17
4.1	DIP Claims.	17
4.2	Administrative Claims.	~~15~~17
4.3	Priority Tax Claims.	~~15~~17
4.4	Fee Claims.	17
4.5	ABL Facility Claims – Class 1.	~~16~~18
4.6	Other Secured Claims – Class 3.	~~16~~18
4.7	Other Priority Claims – Class 4.	~~16~~18
4.8	General Unsecured Claims – Class 5.	18
4.9	Intercompany Claims – Class 6.	19
4.10	Intercompany Interests – Class 7.	~~17~~19

ARTICLE V TREATMENT OF IMPAIRED CLASSES		~~17~~19
5.1	Senior Secured Notes Claims – Class 2.	~~17~~19
5.2	Existing Preferred Interests – Class 8.	~~17~~19
5.3	Other Existing Equity Interests – Class 9.	19
5.4	Subordinated Securities Claims – Class 10.	20

ARTICLE VI NEW COMMON STOCK		~~18~~20
6.1	Authorization and Issuance of New Common Stock.	~~18~~20
6.2	New Stockholders Agreement and New Registration Rights Agreement.	~~18~~20
6.3	New Warrants.	~~18~~20

ARTICLE VII MEANS OF IMPLEMENTATION		21
7.1	Restructuring Transaction.	21
7.2	Corporate Action.	~~19~~21
7.3	Effectuating Documents and Further Transactions.	~~20~~22
7.4	Directors of the Reorganized Debtors.	~~20~~22

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7.5	Management Equity Plan ~~20~~.	22
7.6	General Distribution Mechanics.	~~20~~22
7.7	Withholding Taxes.	~~22~~24
7.8	Exemption from Certain Transfer Taxes.	~~22~~24
7.9	Exemption from Securities Laws.	~~22~~24
7.10	Setoffs and Recoupments.	~~22~~24
7.11	Insurance Preservation and Proceeds.	~~23~~25
7.12	Solicitation of Debtors.	~~23~~25

ARTICLE VIII EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		~~23~~25
8.1	Discharge.	~~23~~25
8.2	Vesting and Retention of Causes of Action.	~~24~~26
8.3	Survival of Certain Indemnification Obligations.	~~25~~27
8.4	Release of Claims.	~~25~~27
8.5	Objections to Claims and Interests.	~~30~~32
8.6	Amendments to Claims.	~~30~~32
8.7	Estimation of Claims.	~~30~~33

ARTICLE IX EXECUTORY CONTRACTS		~~31~~33
9.1	Executory Contracts and Unexpired Leases.	~~31~~33
9.2	Cure.	~~31~~33

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		~~32~~34
10.1	Conditions Precedent to Confirmation.	~~32~~34
10.2	Conditions to the Effective Date.	~~32~~34
10.3	Waiver of Conditions Precedent.	~~33~~35
10.4	Effect of Non-Occurrence of the Conditions to Consummation.	~~33~~36
10.5	Withdrawal of the Plan.	~~34~~36
10.6	Cramdown.	~~34~~36

ARTICLE XI ADMINISTRATIVE PROVISIONS		~~34~~37
11.1	Retention of Jurisdiction.	~~34~~37
11.2	Governing Law.	~~36~~39
11.3	Time.	~~37~~39
11.4	Retiree Benefits.	~~37~~39
11.5	Amendments.	~~37~~40
11.6	Successors and Assigns.	~~38~~40
11.7	~~Confirmation Order and Plan Control. 38~~Controlling Documents.	40
11.8	Creditors’ Committee.	~~38~~40
11.9	Termination of Professionals.	~~38~~41
11.10	Hart-Scott-Rodino Antitrust Improvements Act.	~~38~~41
11.11	Notices.	~~38~~41
11.12	Reservation of Rights.	~~40~~43

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EXHIBITS

EXHIBITS IN THE PLAN SUPPLEMENT

Exhibit 1	New Senior Secured Notes Indenture

Exhibit 2	New ABL Agreement

Exhibit 3	New Stockholders Agreement

Exhibit 4	New Registration Rights Agreement

Exhibit 5	List of Officers and Directors

Exhibit 6	Certificate of Incorporation of Reorganized Broadview Networks Holdings, Inc.

Exhibit 7	Bylaws of Reorganized Broadview Networks Holdings, Inc.

Exhibit 8	Management Equity Plan

Exhibit 9	New Warrant Agreement

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

A.	Definitions.

The capitalized terms set forth below shall have the following meanings:

1.1 ABL Agent means The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent under the ABL Agreement.

1.2 ABL Agreement means that certain Credit Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc., and BridgeCom International, Inc., as borrowers, the lenders party thereto, and The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent, amended as of July 27, 2007, November 12, 2010, December 8, 2011 and May 31, 2012, together with the Intercreditor Agreement, any guaranties, and other collateral or ancillary documents (as amended, modified or supplemented).

1.3 ABL Facility means the revolving credit facility provided to the Debtors pursuant to the ABL Agreement.

1.4 ABL Facility Claim means any Claim derived from or based upon the ABL Facility, if any.

1.5 ABL Lenders means those several banks and other financial institutions from time to time party to the ABL Agreement.

1.6 Administrative Claim means a Claim, other than a Fee Claim, a claim for payment of U.S. Trustee Fees or a DIP Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries or commissions for services rendered).

1.7 Allowed             Claim means a Claim that is Allowed in the specified Class. For example, an Allowed Class 1 Claim or Allowed ABL Facility Claim is an Allowed Claim in the ABL Facility Claims Class designated herein as Class 1.

1.8 Allowed means, with respect to any Claim or Interest, to the extent such Claim or Interest is: (a) not Disputed; and (b) (i) is scheduled by the Debtors in their schedules of assets and liabilities (if filed) pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed and for which no contrary proof of claim has been filed, (ii) proof of which has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Bankruptcy Court, or late filed with leave of the Bankruptcy Court; and not objected to within the period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Bankruptcy Court, (iii) has been allowed by an agreement between the holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iv) has otherwise been allowed by a Final Order or pursuant to the Plan. An Allowed Claim: (a) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and (b) shall be net of any setoff amount that may be asserted by any Debtor against the holder of such Claim, which shall be deemed to have been setoff in accordance with the provisions of the Plan.

1.9 Ballot means the ballot distributed to each holder of a Claim or Interest eligible to vote on the Plan, on which ballot such holder of a Claim or Interest may, inter alia, vote for or against the Plan.

1.10 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Reorganization Cases.

1.11 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the Southern District of New York), as applicable to the Reorganization Cases.

1.13 Bar Date means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

1.14 Business Day means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.15 Cash means cash and cash equivalents, including, but not limited to, bank deposits, checks, and other similar items in the legal tender of the United States of America.

1.16 Causes of Action means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

1.17 Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.18 Class means a group of Claims or Interests classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code, and as set forth in Article III of the Plan.

1.19 Confirmation Date means the date the Bankruptcy Court enters the Confirmation Order on its docket.

1.20 Confirmation Hearing means the hearing to adjudicate confirmation of the Plan.

1.21 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders and which shall include a finding of good faith with respect to the Released Parties within the meaning of 1125(e) of the Bankruptcy Code.

1.22 Consenting Equity Holders means, collectively, those holders of HoldCo Interests who are party to the Restructuring Support Agreement.

1.23 Consenting Noteholders means, collectively, those holders of Senior Secured Notes who are party to the Restructuring Support Agreement.

1.24 Creditors’ Committee means the Official Committee of Unsecured Creditors in the Reorganization Cases, if any, as appointed by the Office of the United States Trustee for the Southern District of New York, and as may be reconstituted from time to time.

1.25 Cure Amount shall have the meaning ascribed to such term in Section 9.2(a) of the Plan.

1.26 Cure Dispute shall have the meaning ascribed to such term in Section 9.2(b) of the Plan.

1.27 Debtors means: (a) Broadview Networks Holdings, Inc.; (b) A.R.C. Networks, Inc.; (c) ARC Networks, Inc.; (d) ATX Communications, Inc.; (e) ATX Licensing, Inc.; (f) ATX Telecommunication Services of Virginia, LLC; (g) BridgeCom Holdings, Inc.; (h) BridgeCom International, Inc.; (i) BridgeCom Solutions Group, Inc.; (j) Broadview Networks, Inc.; (k) Broadview Networks of Massachusetts, Inc.; (l) Broadview Networks of Virginia, Inc.; (m) Broadview NP Acquisition Corp.; (n) BV-BC Acquisition Corp.; (o) CoreComm – ATX, Inc.; (p) CoreComm Communications, LLC; (q) Digicom, Inc; (r) Eureka Broadband Corporation; (s) Eureka Holdings, LLC; (t) Eureka Networks, LLC; (u) Eureka Telecom, Inc.; (v) Eureka Telecom of VA, Inc.; (w) InfoHighway Communications Corporation; (x) Info-Highway International, Inc.; (y) InfoHighway of Virginia, Inc.; (z) Nex-i-.com, Inc.; (aa) Open Support Systems LLC; and (bb) TruCom Corporation.

1.28 DIP Agent means [            ], in its capacity as the administrative agent under the DIP Facility.

1.29 DIP Claim means a Claim of a DIP Lender in respect of the obligations of the Debtors arising under the DIP Facility.

1.30 DIP Facility means the $[25] million superpriority debtor-in-possession credit facility provided to the Debtors pursuant to that certain Credit Agreement, dated as of [August    ], 2012, among [HoldCo, as borrower, and the direct and indirect subsidiaries of HoldCo], as guarantors, each of the DIP Lenders, and the DIP Agent, as the same may have been modified and amended from time to time, in accordance with the terms thereof.

1.31 DIP Lenders means the lenders that are party to the DIP Facility.

1.32 DIP Order means that certain order or orders of the Bankruptcy Court authorizing and approving the DIP Facility, and approving the Debtors’ use of cash claimed as collateral.

1.33 Disallowed means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

1.34 Disclosure Statement means the Disclosure Statement that relates to the Plan and is approved by the Bankruptcy Court pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein and all supplements thereto).

1.35 Disputed means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) if the Debtors are required by the Bankruptcy Court to file schedule of assets and liabilities, (i) has not been scheduled by the Debtors or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by final, non-appealable order of a court of competent jurisdiction.

1.36 Distribution means the distribution in accordance with the terms of the Plan of: (a) Cash; (b) New Common Stock; (c) the New Senior Secured Notes; and/or (d) New Warrants, in each case, if any, and as the case may be.

1.37 Distribution Address means the address set forth in the relevant proof of claim. If no proof of claim is filed in respect to a particular Claim, then the address set forth in the Debtors’ books and records or register maintained for registered securities.

1.38 Distribution Agent means with respect to Distributions made on account of: (a) the ABL Facility Claims, the ABL Agent; (b) the Senior Secured Notes Claims, the Senior Secured Notes Trustee; (c) the DIP Claims, the DIP Agent, or (d) any other Claim or Interest, any stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan, which may include any Reorganized Debtor.

1.39 Distribution Date means (a) with respect to ABL Facility Claims~~, DIP Claims,~~ and DIP Claims, the earlier of (i) the maturity date of the DIP Facility as provided in the documents evidencing such facility, or (ii) the Effective Date: (b) with respect to Senior Secured Notes Claims and Existing Preferred Interests, the Effective Date, (~~b~~c) with respect to Administrative Claims, Other Priority Claims, Priority Tax Claims, Other Secured Claims, and General Unsecured Claims, the date that is the latest of: (i) the Effective Date (or as soon thereafter as reasonably practicable); (ii) the date such Claim would ordinarily be due and payable; and (iii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan, and (~~c~~d) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order of the Bankruptcy Court.

1.40 Effective Date means a Business Day, selected by the Debtors, which is after the entry of the Confirmation Order, on which all conditions to the Effective Date set forth in Section 10.2 of the Plan have been satisfied or waived.

1.41 Estates means the estates created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.42 Estimated Fee Claims shall have the meaning ascribed to such term in Section 4.4 of the Plan.

1.43 Existing Interest Equity Distribution means 2.5% of the New Common Stock, prior to dilution by the Management Equity Plan.

1.44 Existing Interests means all existing Interests in HoldCo.

1.45 Existing Preferred Interests means the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock of Broadview Networks Holdings, Inc., issued and outstanding immediately prior to the Effective Date.

1.46 Fee Claim means a Claim by a (a) Professional Person (other than an ordinary course professional retained pursuant to an order of the Bankruptcy Court) for compensation or reimbursement pursuant to section 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases; or (b) member of the Creditors’ Committee, if any, arising under section 503(b)(3)(F) of the Bankruptcy Code.

1.47 Final Order means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and as to which; (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.48 General Unsecured Claim means any Claim that is not: (a) an Administrative Claim, (b) an Other Priority Claim, (c) a Priority Tax Claim, (d) a claim for U.S. Trustee Fees, (e) an Other Secured Claim, (f) a DIP Claim, (g) an ABL Facility Claim, (h) a Fee Claim, (i) a Senior Secured Notes Claim, (j) an Intercompany Claim, or (k) a Subordinated Securities Claim.

1.49 HoldCo means Broadview Networks Holdings, Inc., a Delaware corporation.

1.50 Impaired means with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.51 Indenture Trustee Charging Lien means any lien or other priority in payment to which the Senior Secured Notes Trustee is entitled, pursuant to the Senior Secured Notes Indenture, against Distributions to be made to holders of the Senior Secured Notes for payment of any fees or expenses due to the Senior Secured Notes Trustee under the applicable Senior Secured Notes Indenture.

1.52 Indenture Trustee Fees means the reasonable and documented compensation, fees, expenses, disbursements, and indemnity claims arising under the Senior Secured Notes Indenture, including attorneys’ and agents’ fees, expenses, and disbursements, incurred under the Senior Secured Notes Indenture by the Senior Secured Notes Trustee, whether prior to or after the Petition Date.

1.53 Intercompany Claim means any Claim (including an Administrative Claim), cause of action, or remedy held by a Debtor against another Debtor.

1.54 Intercompany Interest means an Interest, other than an Existing Interest, in a Debtor held by another Debtor.

1.55 Intercreditor Agreement means that certain Intercreditor Agreement, dated as of August 23, 2006, by and among The CIT Group/Business Credit, Inc., the Bank of New York, Broadview Networks Holdings, Inc., and certain of its subsidiaries, as amended.1

1.56 Interest means any equity interest in any Debtor, including an equity security within the meaning of section 101(16) of the Bankruptcy Code or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.57 Management Equity Plan means the equity plan established for certain employees of the Reorganized Debtors in the form included in the Plan Supplement.

1.58 New ABL Agreement means the first priority secured revolving credit agreement between [Reorganized HoldCo, as borrower, each of the other Reorganized Debtors, as guarantors,] and the lenders that are party thereto, entered into on the Effective Date, in the amount of $[        ] million, together with an intercreditor agreement (in a form agreed to between the Required Consenting Noteholders and the lenders under the New ABL Agreement), any guaranties, and other collateral or ancillary documents; all of which shall be in the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.59 New ABL Facility means the revolving credit facility provided to the Reorganized Debtors pursuant to the New ABL Agreement.

1.60 New Board means the board of directors of Reorganized Broadview on and after the Effective Date.

[1]	[NB: To be discussed whether the DIP Order should provide that certain provisions of the Intercreditor Agreement survive the Effective Date of the Plan.]

1.61 New Common Stock means the common stock of Reorganized Broadview, described in Article VI hereof, issued on the Effective Date and distributed in the manner provided by the Plan.

1.62 New Registration Rights Agreement means the registration rights agreement with respect to the New Senior Secured Notes, substantially in the form set forth in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.63 New Senior Secured Notes means the $150 million senior secured notes to be issued by Reorganized Broadview on the Effective Date pursuant to the Plan, on the terms set forth in the New Senior Secured Notes Indenture, which terms are consistent with the terms set forth in the Plan Term Sheet.

1.64 New Senior Secured Notes Indenture means the indenture for the New Senior Secured Notes, in the form included in the Plan Supplement, which shall be in form and substance acceptable to the Required Consenting Noteholders.

1.65 New Stockholders Agreement means that certain agreement, filed as part of the Plan Supplement, governing the rights, duties and obligations of shareholders of Reorganized Broadview, to be dated as of the Effective Date, which shall be in form and substance acceptable to the Required Consenting Noteholders.

1.66 New Warrants means the warrants that will be issued to holders of Existing Preferred Interests to purchase up to (a) 11% of the New Common Stock, on a fully diluted basis (not taking into account any equity securities issued or payments made under the Management Equity Plan); and (b) an additional 4% of the New Common Stock, on a fully diluted basis (not taking into account any equity securities issued or payments made under the Management Equity Plan), on the terms set forth in the New Warrant Agreement, which terms are consistent with the terms set forth in the Plan Term Sheet.

1.67 New Warrant Agreement means that certain warrant agreement, dated as of the Effective Date, governing the New Warrants to be issued by Reorganized Broadview, substantially in the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.68 Other Existing Equity Interest means any Interest in a Debtor other than an Existing Preferred Interest or an Intercompany Interest, including, without limitation, the shares of Series A Common Stock and Series B Common Stock of Broadview Networks Holdings, Inc. issued and outstanding immediately prior to the Effective Date.

1.69 Other Priority Claim means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a Fee Claim; (d) a DIP Claim; or (e) any Claim for “adequate protection” of the security interests of the ABL Lenders or the holders of Senior Secured Notes authorized pursuant to the terms of the DIP Order.

1.70 Other Secured Claim means a Secured Claim other than a DIP Claim, an ABL Facility Claim, a Senior Secured Notes Claim or an Intercompany Claim.

1.71 Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, including, for the avoidance of doubt, the Creditors’ Committee, if any, Interest holders, current or former employees of the Debtors, or any other entity.

1.72 Petition Date means [August     ,] 2012.

1.73 Plan means this Joint Prepackaged Plan of Reorganization, dated as of the date set forth on the first page hereof, for the Debtors, together with any amendments or modifications hereto as the Debtors may file hereafter (such amendments or modifications only being effective if approved by order of the Bankruptcy Court), which shall be in form and substance satisfactory to the Required Consenting Noteholders.

1.74 Plan Documents means the New Senior Secured Notes Indenture, the New ABL Agreement, the New Stockholders Agreement, the Management Equity Plan, the New Registration Rights Agreement, the New Warrant Agreement, the list of proposed officers and directors of the Reorganized Debtors, the amended certificates of incorporation of the Reorganized Debtors and the amended by-laws of the Reorganized Debtors, each in form and substance reasonably satisfactory to the Required Consenting Noteholders, provided, that, the New Senior Secured Notes Indenture shall be substantially in the form attached to the Disclosure Statement, with all modifications to such form reasonably satisfactory to the Required Consenting Noteholders, and each Plan Document to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date.

1.75 Plan Supplement means the supplemental appendix to the Plan, which contains, among other things, substantially final forms or executed copies, as the case may be, of the Plan Documents.

1.76 Plan Term Sheet means that certain term sheet attached as Exhibit A to the Restructuring Support Agreement.

1.77 Priority Tax Claim means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.78 Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in such Class, excluding Disallowed Claims or Disallowed Interests.

1.79 Professional Person means a Person retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to section 327, 328, 330 or 1103 of the Bankruptcy Code.

1.80 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

1.81 Released Parties means each of, and solely in its capacity as such: (a) the Debtors; (b) the ABL Agent; (c) the ABL Lenders; (d) the Consenting Noteholders; (e) the Senior Secured Notes Trustee; (f) the Consenting Equity Holders; (g) the DIP Lenders; (h) the DIP Agent; and (i) with respect to each of the foregoing entities in clauses (a) through (h), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.82 Releasing Party means each of, and solely in its capacity as such, (a) the ABL Agent; (b) the ABL Lenders; (c) the Consenting Noteholders; (d) the Senior Secured Notes Trustee; (e) the Consenting Equity Holders; (f) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan; (g) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); (h) the holders of Unimpaired Claims; and (i) with respect to the foregoing entities in clauses (a) through (h), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.83 Reorganization Cases means the chapter 11 cases of the Debtors pending before the Bankruptcy Court.

1.84 Reorganized Debtor means each Debtor on and after the Effective Date.

1.85 Reorganized Broadview means Broadview Networks Holdings, Inc. on and after the Effective Date.

1.86 Required Consenting Noteholders means, collectively, Fidelity Management and Research Company, BlackRock Financial Management, Inc., MSD Credit Opportunity Master Fund, L.P. and Watershed Asset Management, L.L.C., each as a holder, fund manager or account manager, as the case may be.

1.87 Restructuring Support Agreement means that certain agreement among the Debtors, certain holders of Existing Preferred Interests and Other Existing Equity Interests and certain holders of Senior Secured Notes Claims, dated as of July 13, 2012, together with the exhibits and attachments thereto, and as the same may be amended from time to time in accordance with the terms thereof.

1.88 Restructuring Transaction shall have the meaning ascribed to such term in Section 7.1 of the Plan.

1.89 Secured Claim means, pursuant to section 506 of the Bankruptcy Code and section 1111 of the Bankruptcy Code, as applicable, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of such Debtor’s Estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is a secured Claim pursuant to sections 506 and 553 of the Bankruptcy Code.

1.90 Securities Act means the United States Securities Act of 1933, as amended.

1.91 Senior Secured Notes means those certain $300 million 11 3/8% senior secured notes due September 1, 2012, issued by HoldCo pursuant to the Senior Secured Notes Indenture.

1.92 Senior Secured Notes Claim means any Claim derived from or based upon the Senior Secured Notes.

1.93 Senior Secured Notes Equity Distribution means 97.5% of the New Common Stock, prior to dilution by the Management Equity Plan.

1.94 Senior Secured Notes Indenture means that certain Indenture, dated as of August 23, 2006, among HoldCo, as issuer, the guarantors named thereto, and the Bank of New York as trustee and collateral agent, supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007, together with any guaranties, collateral or ancillary documents (as amended, modified or supplemented).

1.95 Senior Secured Notes Trustee means The Bank of New York as trustee and collateral agent under the Senior Secured Notes Indenture.

1.96 Subordinated Securities Claim means a Claim of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code, if any, which Claim is related to an Interest in a Debtor.

1.97 Unclaimed Property means any Cash or other property unclaimed on or after the Effective Date or date on which a Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and other property mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby), New Common Stock, and New Warrants, not mailed or delivered because no Distribution Address to mail or deliver such property was available.

1.98 United States Trustee means the Office of the United States Trustee for the Southern District of New York.

1.99 Unimpaired means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

1.100 U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and accrued interest thereon arising under 31 U.S.C. § 3717.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. Except for the rules of construction contained in sections 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

C.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or obtain a copy of the Plan Documents by a written request sent to the following address:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Rachel C. Strickland, Esq.
Jennifer J. Hardy, Esq.
Telephone:	(212) 728-8000

ARTICLE II

METHOD OF CLASSIFICATION OF CLAIMS

AND INTERESTS AND GENERAL PROVISIONS

2.1	General Rules of Classification.

Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

2.2	Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

2.3	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

(a) This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan. On the Effective Date, and solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan: (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be eliminated and cancelled; (ii) any single obligation of multiple Debtors shall be treated as a single obligation in the consolidated Reorganization Cases; and (iii) all guarantees by a Debtor with respect to Claims against one or more of the other Debtors shall be treated as a single obligation in the consolidated Reorganization Cases. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 2.3 of the Plan, such substantive consolidation shall not affect (i) the legal and corporate structure of the Reorganized Debtors, or (ii) any obligations under any leases or contracts assumed in this Plan or otherwise after the Petition Date.

(b) Notwithstanding the substantive consolidation of the Estates for the purposes set forth in Section 2.3(a) of the Plan, each Reorganized Debtor shall pay all U.S. Trustee Fees on all disbursements, including Distributions and disbursements in and outside of the ordinary course of business pursuant to Section 2.6 of the Plan.

2.4	Administrative, DIP Lender, Fee and Priority Tax Claims.

Administrative Claims, DIP Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code.

2.5	Deadline for Filing Fee Claims.

All proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Any Person that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.

2.6	U.S. Trustee Fees.

On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall pay all U.S. Trustee Fees that are then due. Any U.S. Trustee Fees due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Reorganization Case, or a Bankruptcy Court order converting or dismissing the applicable Reorganization Case. Any deadline for filing Administrative Claims or Fee Claims shall not apply to U.S. Trustee Fees.

2.7	Indenture Trustee Fees.

On the Effective Date, the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees, without the need for the Senior Secured Notes Trustee to file a fee application with the Bankruptcy Court; provided, however, that (a) the Senior Secured Notes Trustee shall provide the Debtors, and counsel to the Required Consenting Noteholders with the invoices for which it seeks payment at least 10 days prior to the Effective Date; and (b) the Debtors and the Required Consenting Noteholders do not object to the reasonableness of the Indenture Trustee Fees. To the extent that the Debtors or the Required Consenting Noteholders object to the reasonableness of any portion of the Indenture Trustee Fees, the Reorganized Debtors shall not be required to pay such Disputed portion until either such objection is resolved or a further order of the Bankruptcy Court is entered providing for payment of such Disputed portion. Notwithstanding anything in the Plan to the contrary, the Indenture Trustee Charging Lien shall be discharged solely upon payment of any fees and expenses due to the Senior Secured Notes Trustee under the Senior Secured Notes Indenture in full and the termination of the Senior Secured Notes Trustee’s duties under the applicable Senior Secured Notes Indenture. Nothing in the foregoing shall in anyway limit, impair, or affect the rights of the Senior Secured Notes Trustee under the Senior Secured Notes Indenture to the reimbursement of costs, including the reimbursement of the reasonable and documented compensation and expenses, disbursements and advances of the Senior Secured Notes Trustee’s agents, counsel, accountants, and experts.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

The following table designates the Classes of Claims and Interests under the Plan and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject this Plan:

Class	Designation	Impairment	Entitled to Vote
Class 1	ABL Facility Claims	No	No (Deemed to accept)
Class 2	Senior Secured Notes Claims	Yes	Yes
Class 3	Other Secured Claims	No	No (Deemed to accept)
Class 4	Other Priority Claims	No	No (Deemed to accept)
Class 5	General Unsecured Claims	No	No (Deemed to accept)
Class 6	Intercompany Claims	No	No (Deemed to accept)
Class 7	Intercompany Interests	No	No (Deemed to accept)
Class 8	Existing Preferred Interests	Yes	Yes
Class 9	Other Existing Equity Interests	Yes	No (Deemed to reject)
Class 10	Subordinated Securities Claims	Yes	No (Deemed to reject)

Each Allowed Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, and each such subclass shall be deemed to be a separate Class for purposes of the Plan.

ARTICLE IV

TREATMENT OF UNIMPAIRED CLASSES

4.1	DIP Claims.

The DIP Claims shall be deemed to be Allowed Claims under the Plan. The DIP Claims shall be satisfied in full, on the Distribution Date, by the termination of all commitments under the DIP Facility, payment in full in Cash of all outstanding obligations and cash collateralization, return or backstopping of all letters of credit issued thereunder. Until so satisfied in full, the DIP Agent and DIP Lenders shall retain all rights. Claims and liens available pursuant to the DIP Facility and the DIP Orders.

4.2	Administrative Claims.

Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid Allowed amount of such Claim in Cash on the Distribution Date. Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as Allowed trade and vendor Claims) shall be paid, at the Debtors’ or Reorganized Debtors’ option, in accordance with ordinary business terms for payment of such Claims. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Debtors.

4.3	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

4.4	Fee Claims.

A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section 2.5 of the Plan shall be payable by the Reorganized Debtors to the extent approved by a Final Order of the Bankruptcy Court. Prior to the Effective Date, each holder of a Fee Claim shall submit to the Debtors estimates of any Fee Claims that have accrued prior to the Effective Date that have not been included in a monthly fee statement or interim fee application submitted by such Professional Person (collectively, the “Estimated Fee Claims”). On the Effective Date, the Debtors or Reorganized Debtors shall reserve and hold in an account Cash in an amount equal to the aggregate amount of each unpaid Estimated Fee Claim as of the Effective Date (minus any unapplied retainers). Such Cash shall be disbursed solely to the holders of Allowed Fee Claims as soon as reasonably practicable after a Fee Claim becomes an Allowed Claim. Upon payment of Allowed Fee Claims, Cash remaining in such account shall be reserved until all other applicable Allowed Fee Claims have been paid in full or all remaining applicable Fee Claims have been Disallowed or not otherwise permitted by Final Order, at which time any remaining Cash held in reserve with respect to the Estimated Fee Claims shall become the sole and exclusive property of the Reorganized Debtors. In the event that the aggregate amount of the Estimated Fee Claims is less than the aggregate amount of the Allowed Fee Claims, the Debtors or the Reorganized Debtors shall nonetheless be required to satisfy each Allowed Fee Claim in full, in Cash as soon as reasonably practicable after such Fee Claim becomes an Allowed Claim.

4.5	ABL Facility Claims – Class 1.~~1~~2

The ABL Facility Claims shall be Allowed in an aggregate amount equal to $[        ]. ~~In~~To the extent not paid in full prior to the Confirmation Hearing, in full and final satisfaction of each Allowed ABL Facility Claim, each holder thereof shall be paid in Cash in full, on the Distribution Date, on account of such holder’s Allowed ABL Facility Claim. Until so satisfied in full, the ABL Agent and ABL Lenders shall retain all rights, Claims and liens available pursuant to the ABL Facility and the ABL Agreement.

4.6	Other Secured Claims – Class 3.

Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option: (a) the Reinstatement of such Claim; (b) payment in full in Cash of the Allowed amount of such Other Secured Claim; (c) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (d) such other treatment rendering such Other Secured Claim Unimpaired; or (e) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.7	Other Priority Claims – Class 4.

In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (a) payment in full in Cash; (b) other treatment rendering such Other Priority Claim Unimpaired; or (c) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.8	General Unsecured Claims – Class 5.

Each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (a) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; (b) paid in full in Cash on the relevant Distribution Date; or (c) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

~~1~~2	[NB: The Debtors expect that any ABL Facility Claims will be paid prior to the Confirmation Date pursuant to the DIP Facility.]

4.9	Intercompany Claims – Class 6.

Each Intercompany Claim shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

4.10	Intercompany Interests – Class 7.

Intercompany Interests shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

ARTICLE V

TREATMENT OF IMPAIRED CLASSES

5.1	Senior Secured Notes Claims – Class 2.

The Senior Secured Notes Claims shall be deemed Allowed Claims in the amount of $[317.1] million. On the Effective Date, each holder of an Allowed Senior Secured Notes Claim shall receive, in full and final satisfaction of its Allowed Senior Secured Notes Claims, its Pro Rata share of:

(a)	the New Senior Secured Notes issued pursuant to the New Senior Secured Notes Indenture; and

(b)	the Senior Secured Notes Equity Distribution.

5.2	Existing Preferred Interests – Class 8.

On the Effective Date, all Existing Preferred Interests shall be cancelled, and each holder of an Allowed Existing Preferred Interest shall receive, in full and final satisfaction of its Allowed Existing Preferred Interest, its Pro Rata share of:

(a)	the Existing Interest Equity Distribution; and

(b)	the New Warrants.

5.3	Other Existing Equity Interests – Class 9.

On the Effective Date, all Other Existing Equity Interests shall be cancelled, and holders of Other Existing Equity Interests shall receive no distribution on account of such Interests.

5.4	Subordinated Securities Claims – Class 10.

All Subordinated Securities Claims shall be cancelled, and holders of Subordinated Securities Claims shall receive no distribution on account of such Claims.

ARTICLE VI

NEW COMMON STOCK

6.1	Authorization and Issuance of New Common Stock.

As of the Effective Date, Reorganized Broadview shall authorize and issue one class of equity securities consisting of the New Common Stock, which shall be distributed in accordance with Sections 5.1 and 5.2 and other relevant provisions of the Plan to effectuate the Restructuring Transaction. In addition, as of the Effective Date, Reorganized Broadview shall authorize such shares of New Common Stock as may be required for the Management Equity Plan and the New Warrant Agreement, in accordance with Sections 5.2, 6.3 and 7.5 of the Plan.

6.2	New Stockholders Agreement and New Registration Rights Agreement.

(a) On and as of the Effective Date, Reorganized Broadview shall enter into and deliver the New Stockholders Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Broadview.

(b) On and as of the Effective Date, Reorganized Broadview shall enter into and deliver the New Registration Rights Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Broadview.

6.3	New Warrants.

On the Effective Date, Reorganized Broadview shall issue New Warrants pursuant to the New Warrant Agreement to the holders of Existing Preferred Interests, in accordance with Sections 5.2 and 7.1 of the Plan, which New Warrants shall conform to the terms set forth in the Plan Term Sheet.

ARTICLE VII

MEANS OF IMPLEMENTATION

7.1	Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”):

(a) pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Senior Secured Notes Indenture, the New ABL Agreement, the other Plan Documents or the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein;

(b) all Existing Interests shall be deemed cancelled as of the Effective Date. Reorganized Broadview shall issue the New Common Stock pursuant to the terms of the Plan and enter into the New Stockholders Agreement;

(c) Reorganized Broadview shall issue the New Warrants to holders of Allowed Existing Preferred Interests, pursuant to the terms of Section 5.2 of the Plan, and enter into the New Warrant Agreement;

(d) the Debtors shall consummate the Plan by (i) making Distributions of the New Common Stock, New Warrants, and Cash, (ii) issuing the New Senior Secured Notes in accordance with the terms of the Plan, and (iii) entering into the New ABL Agreement, New Senior Secured Notes Indenture and the New Registration Rights Agreement; and

(e) the releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective.

7.2	Corporate Action.

The Debtors shall continue to exist as the Reorganized Debtors on and after the Effective Date, with all of the powers of corporations or limited liability companies, as the case may be, under applicable law. The certificates of incorporation or operating agreements, as applicable, of each Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code. The adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors or the Reorganized Debtors, as the case may be, or limited liability company or corporate action to be taken by or required of the Debtors or the Reorganized

Debtors, as the case may be, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtors or the Reorganized Debtors, as the case may be. Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all New Common Stock and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan. The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in this Section 7.2, and no board, member or shareholder vote shall be required with respect thereto.

7.3	Effectuating Documents and Further Transactions.

The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, so long as such documents, contracts, instruments and other agreements are consistent with the Plan and the Restructuring Support Agreement.

7.4	Directors of the Reorganized Debtors.

As of the Effective Date, the New Board shall consist of those certain individuals, the names of which shall be set forth in the Plan Supplement. The members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall be deemed to have resigned as of the Effective Date, and shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors of each Reorganized Debtor may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

7.5	Management Equity Plan.

As of the Effective Date, the Reorganized Debtors shall adopt and implement the Management Equity Plan, substantially in the form set forth in the Plan Supplement.

7.6	General Distribution Mechanics.

(a) Distributions on Account of Allowed Claims Only. Notwithstanding anything herein to the contrary, no Distribution shall be made on account of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

(b) No Recourse. Except with respect to Claims which are Reinstated, no claimant shall have recourse to the Reorganized Debtors (or any property thereof), other than with regard to the enforcement of rights or Distributions under the Plan.

(c) Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, or wire transfer, in the sole discretion of the Debtors or the Reorganized Debtors, or as otherwise required or provided in any relevant agreement or applicable law.

(d) Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

(e) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.

(f) Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties.

(g) Delivery of Distributions on Account of Senior Secured Notes Claims. Distributions on account of Senior Secured Notes Claims shall be made on the Effective Date by the Reorganized Debtors to the Senior Secured Notes Trustee. The Senior Secured Notes Trustee shall act as Distribution Agent and make applicable Distributions to holders of Senior Secured Notes Claims pursuant to the terms of the Plan.

(h) Delivery of Distributions on Account of Existing Preferred Interests. Distributions on account of Existing Preferred Interests shall be made on the Effective Date, or as soon as practicable thereafter, by the Reorganized Debtors, as Distribution Agent, to holders of Existing Preferred Interests pursuant to the terms of the Plan.

(i) Delivery of Distributions on Account of DIP Claims and ABL Facility Claims. Distributions on account of DIP Claims and ABL Facility Claims (to the extent not previously paid) shall be made on the ~~Effective~~Distribution Date by the Reorganized Debtors or the Debtors, as applicable, to the DIP Agent and the ABL Agent, respectively. The DIP Agent and the ABL Agent shall each act as Distribution Agents and distribute the relevant Distributions to holders of Allowed DIP Claims and Allowed ABL Claims, respectively, pursuant to the terms of the Plan.

(j) Unclaimed Property. The Reorganized Debtors or applicable Distribution Agent shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan. At the end of one (1) year following the relevant Distribution Date of particular Cash, Senior Secured Notes, New Warrants or New Common Stock, the holders of Allowed Claims theretofore entitled to Unclaimed Property held pursuant to this section shall be deemed to have forfeited such property, whereupon all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Debtors, such holders shall cease to be entitled thereto and: (a) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of the Reorganized Debtors free of any restrictions thereon; and (b) any Senior Secured Notes, New Warrants or New Common Stock that is Unclaimed Property shall be cancelled, or, with respect to New Warrants or New Common Stock, held as treasury shares at the Reorganized Debtors’ discretion. The Reorganized Debtors or the applicable Distribution Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim filed against the Debtors, or relevant registers maintained for such Claims.

(k) Distribution Minimum. Neither the Reorganized Debtors, nor any applicable Distribution Agent, shall have any obligation to make a distribution that is less than one (1) share of New Common Stock, one (1) New Warrant, or $20.00 in Cash.

7.7	Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

7.8	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and the creation, modification, consolidation or recording of any mortgage pursuant to the terms of the Plan, the New ABL Agreement or the New Senior Secured Notes Indenture or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

7.9	Exemption from Securities Laws.

The issuance of New Common Stock, New Warrants and New Senior Secured Notes pursuant to the Plan (including the New Common Stock issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.10	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and causes of action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and causes of action that a Reorganized Debtor or its successor may possess against such holder.

7.11	Insurance Preservation and Proceeds.

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any other Person.

7.12	Solicitation of Debtors.

Notwithstanding anything to the contrary herein, each Debtor that would otherwise be entitled to vote to accept or reject this Plan as a holder of a Claim against or Interest in another Debtor shall not be solicited for voting purposes, and such Debtor will be deemed to have voted to accept this Plan.

ARTICLE VIII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

8.1	Discharge.

(a) Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b) Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests discharged hereby.

(c) Release of Liens. Unless a particular Claim is Reinstated: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including an Other Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Other Secured

Claims treated pursuant to Section 4.6(c) of the Plan, on or prior to the date of the return of the relevant collateral) and as a condition to receiving any Distribution hereunder: (A) turn over and release to the Debtors, or the Reorganized Debtors, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Debtors require to evidence such claimant’s release of such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Debtors free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. All liens of the holders of such Claims or Interests in property of the Debtors, the Estates, and/or the Reorganized Debtors shall be deemed to be canceled and released as of the Effective Date (or such other date described in this subsection). Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until ten (10) days after such Claim becomes an Allowed Claim or is Disallowed. To the extent any holder of a Claim described in the first sentence of this subsection fails to release the relevant liens as described above, the Reorganized Debtors may act as attorney-in-fact, on behalf of the holders of such liens, to provide any releases as may be required by any lender under the New ABL Facility or New Senior Secured Notes Indenture or for any other purpose.

(d) Cancellation of Stock/ Instruments. The Existing Interests, the ABL Facility, the DIP Facility, the Senior Secured Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors are not required to be surrendered and shall be deemed cancelled on the Effective Date provided, however, the Senior Secured Notes Indenture shall continue in effect solely for purposes of (i) allowing the Senior Secured Notes Trustee to make the Distributions to be made on account of the Senior Secured Notes, and (ii) permitting the Senior Secured Notes Trustee to assert its Indenture Trustee Charging Lien against such Distributions under the Plan for payment of the Indenture Trustee Fees.

8.2	Vesting and Retention of Causes of Action.

(a) Except as otherwise provided in the Plan (including, but not limited to, Section 8.4 of the Plan), on the Effective Date all property comprising the Estates (including, subject to any release provided for herein, any claim, right or cause of action which may be asserted by or on behalf of the Debtors, whether relating to the avoidance of preferences or fraudulent transfers under sections 544, 547, 548, 549 and/or 550 of the Bankruptcy Code or otherwise) shall be vested in the Reorganized Debtors free and clear of all Claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan. After the Effective Date, the Reorganized Debtors shall have no liability to holders of Claims and Interests other than as provided for in the Plan. As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

(b) Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold. The Reorganized Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with what is in its best interests and in accordance with its fiduciary duties.

8.3	Survival of Certain Indemnification Obligations.

The obligations of the Debtors to indemnify individuals who serve or served on or after the Petition Date as their respective directors, officers, agents, employees, representatives, and Professional Persons retained by the Debtors pursuant to the Debtors’ operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and Professional Persons retained by the Debtors, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

8.4	Release of Claims.

(a) Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b) Debtor Releases. Except as otherwise expressly set forth in the Plan or the Confirmation Order, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including good faith settlement and compromise of the claims released herein and the services of the Debtors’ current officers, directors, managers and advisors in facilitation of the expeditious implementation of the transactions contemplated hereby, each Debtor and debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge and shall be deemed to have provided a full discharge and release to each Released Party and their respective property (and each such Released Party so released shall be deemed fully released and discharged by each Debtor, debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies and liabilities whatsoever, (other than all rights, remedies and privileges to enforce the Plan, the Plan Supplement and the contracts, instruments, releases, indentures and other agreements or documents (including, without limitation, the Plan Documents) delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the parties released pursuant to this Section 8.4(b), the Reorganization Cases, the Plan or the Disclosure Statement, or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, and that could have been asserted by or on behalf of the Debtors, the debtors in possession or their Estates, or any of their affiliates, whether directly, indirectly, derivatively or in any representative or any other capacity, individually or collectively, in their own right or on behalf of the holder of any Claim or Interest or other entity, against any Released Party; provided, however, that in no event shall anything in this Section 8.4(b) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

(c) Releases by Holders of Claims and Interests. Except as expressly set forth in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party (regardless of whether such Releasing Party is a Released Party), in consideration for the obligations of the Debtors and the other Released Parties under the Plan, the Distributions provided for under the Plan, and the contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Restructuring Transaction, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge (and each entity so released shall be deemed released and discharged by the Releasing Parties) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies or liabilities whatsoever, including all derivative claims asserted or which could be asserted on behalf of a Debtor (other than all rights, remedies and privileges of any party under the Plan, and the Plan Supplement and the contracts, instruments, releases, agreements and documents (including, without limitation, the Plan Documents) delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, the purchase or sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the Plan or the Disclosure Statement or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, against any Released Party and its respective property; provided, however, that in no event shall anything in this Section 8.4(c) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases in Sections 8.4(b) and (c), which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that such releases are (i) in exchange for the good and valuable consideration provided by the Debtors and the other Released Parties, representing good faith settlement and compromise of the claims released herein, (ii) in the best interests of the Debtors and all holders of Claims and Interests, (iii) fair, equitable, and reasonable, (iv) approved after due notice and opportunity for hearing, and (v) a bar to any of the Releasing Parties asserting any claim or cause of action released by the Releasing Parties against any of the Debtors and the other Released Parties or their respective property.

Notwithstanding anything to the contrary contained herein, with respect to a Released Party that is a non-Debtor, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, except with respect to a Released Party that is a Debtor, nothing in the Confirmation Order or the Plan shall effect a release of any claim by any state or local authority whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in the Confirmation Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor.

As to the United States, its agencies, departments or agents, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (i) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment. Furthermore, nothing in the Plan or the Confirmation Order: (A) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (B) releases the Debtors or the Reorganized Debtors from any non-discharge able liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (C) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the Debtors and Reorganized Debtors; or (D) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

(d) Injunction.3 Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from : (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any

[3]	[NB: DIP Order to provide that DIP Agent and DIP Lenders are not enjoined by the injunction in the Plan from exercising rights upon a default under the DIP Facility in accordance with the terms of the DIP Order and DIP Facility.]

of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (vi) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, further, that the Releasing Parties are, with respect to Claims or Interests held by such parties, permanently enjoined after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) above against the Released Parties or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Released Parties or any property of any such transferee or successor; provided, however, that nothing contained herein shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such entity pursuant to and consistent with the terms of the Plan, the Plan Supplement and the contracts, instruments, releases, agreements and documents delivered in connection with the Plan.

All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan shall be permanently enjoined, from and after the Confirmation Date, from taking any actions referred to in clauses (i) through (v) of the immediately preceding paragraph against any party with respect to any claim released pursuant to Section 8.4(b) or (c).

(e) Exculpation. None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any prepetition or postpetition act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation and execution of the Plan, the Plan Documents, the Reorganization Cases, the Disclosure Statement, the dissemination of the Plan, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property (including without limitation the New Common Stock, the New Senior Secured Notes, and any other security offered, issued or distributed in connection with the Plan) to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition or postpetition activities taken or omission in connection with the Plan or the restructuring of the Debtors except fraud, gross negligence or willful misconduct, each as determined by a Final Order. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, solely to the extent that it would contravene Rule 1.8(h)(1) of the New York Rules of Professional Conduct or any similar ethical rule of another jurisdiction, if binding on an attorney of a Released Party, no attorney of any Released Party shall be released by the Debtors or the Reorganized Debtors.

(f) Injunction Related to Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan.

(g) Exclusive Jurisdiction. The Bankruptcy Court (and the United States District Court for the Southern District of New York) shall retain exclusive jurisdiction to adjudicate any and all claims or causes or action (i) against any Released Party, (ii) relating to the Debtors, the Plan, the Distributions, the New Common Stock, the Reorganization Cases, the Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtors (or any successor thereto) or any holder of a Claim or Interest.

8.5	Objections to Claims and Interests.

Unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed and served on the applicable holder of such Claim not later than 120 days after the later to occur of: (a) the Effective Date; and (b) the filing of the relevant Claim. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (x) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004;(y) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (z) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn).

After the Confirmation Date, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without Bankruptcy Court approval. Any Claims filed after any Bar Date, if applicable, shall be deemed Disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received prior Bankruptcy Court authority to do so.

8.6	Amendments to Claims.

After the Confirmation Date, a Claim for which an applicable Bar Date, if any, has passed may not be filed or amended without the authorization of the Bankruptcy Court. Unless otherwise provided herein, or otherwise consented to by the Debtors or Reorganized Debtors, any Claim or amendment to a Claim, which Claim or amendment is filed after the Confirmation Date, shall be deemed Disallowed in full and expunged without any action by the Debtors or Reorganized Debtors, unless the holder of such Claim has obtained prior Bankruptcy Court authorization for such filing.

8.7	Estimation of Claims.

Any Debtor, Reorganized Debtor or holder of a Claim may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, any objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.

ARTICLE IX

EXECUTORY CONTRACTS

9.1	Executory Contracts and Unexpired Leases.

(a) On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates shall be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate rejection motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; and (ii) any executory contract or unexpired lease that is the subject of a Cure Dispute pursuant to Section 9.2 of the Plan and for which the Debtors or Reorganized Debtors, as the case may be, makes a motion to reject such contract or lease based upon the existence of such Cure Dispute filed at any time.

(b) Subject to subsection (a) above and Section 9.2 below, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 9.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and such assumption or rejection shall be deemed effective as of the Effective Date.

9.2	Cure.

(a) At the election of the Reorganized Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount (the “Cure Amount”) in Cash on or as soon as reasonably practicable after the later to occur of (A) thirty (30) days after the determination of the Cure Amount and (B) the Effective Date or such other date as may be set by the Bankruptcy Court; or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor party to such executory contract or unexpired lease.

(b) In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the assumption of an executory contract or unexpired lease, the cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the Cure Dispute and approving the assumption of such executory contract or unexpired lease. If a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the subject contract or lease prior to resolution of the Cure Dispute, provided that the Debtors reserve Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court). Such reserve may be in the form of a book entry and evergreen in nature. The Debtors or Reorganized Debtors shall have the right at any time to move to reject any executory contract or unexpired lease based on the existence of a Cure Dispute.

ARTICLE X

CONDITIONS PRECEDENT TO

CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1	Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to:

(a) entry of the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders; and

(b) the Plan Documents having been filed in substantially final form prior to the Confirmation Hearing, which Plan Documents shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders, provided, that, the New Senior Secured Notes Indenture shall be substantially in the form attached to the Disclosure Statement, with all modifications to such form reasonably satisfactory to the Required Consenting Noteholders.

10.2	Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X hereof:

(a) the Confirmation Order in form and substance reasonably satisfactory to the Required Consenting Noteholders shall have been entered and shall have become a Final Order;

(b) the certificates of incorporation and by-laws of the Reorganized Debtors in form and substance satisfactory to the Required Consenting Noteholders shall have been amended or created as provided in the Plan;

(c) the New Board shall have been appointed;

(d) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan;

(e) the New ABL Agreement and the New Senior Secured Notes Indenture, including all ancillary documents, opinions of counsel and closing certificates, in form and substance reasonably satisfactory to the Required Consenting Noteholders, shall have been executed and delivered;

(f) the Debtors shall have, or shall have received pursuant to the New ABL Facility, the requisite funding to make any Distributions required under the Plan to be made in Cash; and

(g) all other Plan Documents in form and substance reasonably satisfactory to the Required Consenting Noteholders required to be executed and delivered on or prior to the Effective Date shall have been executed and delivered, and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and shall be consistent in all respects with the Plan; and

(h) all of the reasonable, actual and documented fees and expenses of the Required Consenting Noteholders, including, but not limited to, the fees and expenses of Dechert LLP, their legal counsel, and FTI Consulting, Inc., their financial advisors, in accordance with the terms of the existing fee arrangements between such advisors and the Debtors, shall have been paid in full.

10.3	Waiver of Conditions Precedent.

Other than the requirement that the Confirmation Order must be entered, which cannot be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld or delayed), without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

10.4	Effect of Non-Occurrence of the Conditions to Consummation.

If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as is proposed by the Debtors and is reasonably approved by the Required Consenting Noteholders and, after notice and a hearing, by the Bankruptcy Court, upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of their Bankruptcy Code.

10.5	Withdrawal of the Plan.

Subject to the reasonable consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld or delayed, the Debtors reserve the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtors revoke and withdraw the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceeding involving the Debtors; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

10.6	Cramdown.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1	Retention of Jurisdiction.

(a) Purposes. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i) to determine the allowability, classification, or priority of Claims upon objection by the Reorganized Debtors or any other party in interest entitled hereunder to file an objection (including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii) to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

(iii) to protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estate;

(iv) to determine any and all applications for allowance of Fee Claims;

(v) to determine any Priority Tax Claims, Other Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi) to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii) to determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Section 9.1(a) of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

(viii) to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

(ix) to enter a Final Order closing the Reorganization Cases;

(x) to modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi) to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii) to enable the Reorganized Debtors to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii) to determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv) to resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xvi) to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Reorganization Cases;

(xvii) to hear and resolve any causes of action involving the Debtors, the Reorganized Debtors or the Estates that arose prior to the Confirmation Date or in connection with the implementation of the Plan, including actions to avoid or recover preferential transfers or fraudulent conveyances;

(xviii) to resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(xix) to approve any Distributions, or objections thereto, under the Plan;

(xx) to approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Debtors; and

(xxi) to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code;

provided, however, notwithstanding anything to the contrary in the Plan or the Confirmation Order, after the Effective Date, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New ABL Agreement or the New Senior Secured Notes Indenture, any of the documentation related thereto or any other document in the Plan Supplement that has a choice of venue provision, which provision shall govern exclusively.

(b) Failure of the Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then Section 11.1(a) of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

11.2	Governing Law.

Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction’s law, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

11.3	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11.4	Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

11.5	Amendments.

(a) Preconfirmation Amendment. The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements and each such modification is reasonably satisfactory to the Required Consenting Noteholders.

(b) Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and each such modification is reasonably satisfactory to the Required Consenting Noteholders. Any waiver under Section 10.3 hereof shall not be considered to be a modification of the Plan.

(c) Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

11.6	Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

11.7	~~Confirmation Order and Plan Control.~~Controlling Documents.

To the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any other such agreements. To the extent that the Plan is inconsistent with the Confirmation Order, the Confirmation Order (and any other orders of the Bankruptcy Court) control the Plan. Except as explicitly ordered by the Bankruptcy Court, to the extent that the DIP Order is inconsistent with the Plan, Disclosure Statement, any Final Order (including the Confirmation Order), or any agreement entered into between the Debtors and any party, the DIP Order shall control.

11.8	Creditors’ Committee.

As of the Effective Date, the duties of the Creditors’ Committee, if any, shall terminate, except with respect to the pursuit of or objection to any Fee Claims.

11.9	Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and (b) nothing herein shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

11.10	Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar state laws or regulations, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

11.11	Notices.

All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

(a)	if to the Debtors:

Broadview Networks Holdings, Inc.

800 Westchester Avenue

Rye Brook, New York 10573

Attention: Charles C. Hunter, Esq.

with copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Rachel C. Strickland, Esq.

                 Jennifer J. Hardy, Esq.

Telecopy: (212) 728-8111

E-mail:     rstrickland@willkie.com

                 jhardy2@willkie.com

(b)	if to the Required Consenting Noteholders:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Michael J. Sage, Esq.

                 Michael H.M. Brown, Esq.

Telecopy: (212) 698-3599

E-mail:     michael.sage@dechert.com

                 michael.brown@dechert.com

(c)	if to the DIP Agent or the ABL Agent:

[    ]

with copies to:

[    ]

11.12	Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:                  , 2012

    New York, New York

Respectfully submitted,

BROADVIEW NETWORKS HOLDINGS, INC., a Delaware corporation, on behalf of itself and its subsidiaries

By:
Name:
Title: